OFFER TO PURCHASE AND PROXY STATEMENT

                              THE SOUTHERN COMPANY
                           OFFER TO PURCHASE FOR CASH
           ANY AND ALL OUTSTANDING SHARES OF THE FOLLOWING SERIES OF
                               PREFERRED STOCK OF

                           MISSISSIPPI POWER COMPANY
          40,000 SHARES, PREFERRED STOCK, $100 PAR VALUE, 4.40% SERIES
        AT A PURCHASE PRICE OF $87.13 PER SHARE, CUSIP NUMBER 605417203
          20,099 SHARES, PREFERRED STOCK, $100 PAR VALUE, 4.60% SERIES
        AT A PURCHASE PRICE OF $85.98 PER SHARE, CUSIP NUMBER 605417302
          50,000 SHARES, PREFERRED STOCK, $100 PAR VALUE, 4.72% SERIES
        AT A PURCHASE PRICE OF $93.47 PER SHARE, CUSIP NUMBER 605417401

                           MISSISSIPPI POWER COMPANY
                                PROXY STATEMENT
              WITH RESPECT TO ITS COMMON STOCK AND PREFERRED STOCK
                            ------------------------

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 1997, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

   The Southern Company, a Delaware corporation ("Southern"), invites the holders of the 4.40% Series, the 4.60% Series and the 4.72% Series of preferred stock listed above (each a "Series of Preferred," and the holder thereof a "Preferred Shareholder") of Mississippi Power Company, a Mississippi corporation and direct utility subsidiary of Southern (the "Company"), to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per Share listed above, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Proxy Statement and in the accompanying Letter of Transmittal and Proxy (which together constitute the "Offer"). Southern will purchase any and all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. In addition, the Company has declared and will pay a dividend attributable to the period ending on the Payment Date (as defined herein) to each holder of a tendered Share that is purchased by Southern pursuant to the Offer. See "Terms of the Offer -- Certain Conditions of the Offer" and "Terms of the Offer -- Extension of Tender Period; Termination; Amendments."
   THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE (AS HEREINAFTER DEFINED) AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT, AS DESCRIBED BELOW. THE OFFER IS CONDITIONED UPON THE APPROVAL OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, AS AMENDED (THE "HOLDING COMPANY ACT"), AND UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT, AS DESCRIBED BELOW, BEING APPROVED AND ADOPTED AT THE SPECIAL MEETING (AS DEFINED BELOW). SEE "TERMS OF THE OFFER -- CERTAIN CONDITIONS OF THE OFFER."
   IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO DAYS PRIOR TO THE RECORD DATE AND UP TO AND INCLUDING THE EXPIRATION DATE (AS HEREINAFTER DEFINED) MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF EACH SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER. SEE "TERMS OF THE OFFER -- PROCEDURE FOR TENDERING SHARES." FOR FURTHER INFORMATION, CALL THE INFORMATION AGENT (AS HEREINAFTER DEFINED) OR THE DEALER MANAGER (AS HEREINAFTER DEFINED) OR CONSULT YOUR BROKER FOR ASSISTANCE.
   Concurrently with the Offer, the Board of Directors of the Company is soliciting proxies from the holders of each series of the Company's outstanding preferred stock (which, in addition to each Series of Preferred included in this Offer, consists of all other outstanding series of the Company's preferred stock) for use at the Special Meeting of Shareholders of the Company to be held at the offices of its affiliate Georgia Power Company, 333 Piedmont Avenue, N.E., Atlanta, Georgia, on December 10, 1997 at 4:15 p.m., Eastern time, or any adjournment or postponement of such meeting (the "Special Meeting"). The Special Meeting, notice of which is hereby given, is being held to consider an amendment (the "Proposed Amendment") to the Company's Articles of Incorporation, as amended (the "Charter"), which would eliminate the provisions in the Charter restricting the ability of the Company to issue unsecured indebtedness, to sell assets, merge or consolidate and to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST SUBMIT A DULY COMPLETED, VALID AND UNREVOKED PROXY INDICATING THEIR VOTE IN FAVOR OF THE PROPOSED AMENDMENT OR INDICATE IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND PROXY THEIR INTENTION TO VOTE FOR THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. HOWEVER, PREFERRED SHAREHOLDERS WHO POSSESS THE PROXY WITH RESPECT TO SUCH SHARES HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. IF THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED BY THE COMPANY'S SHAREHOLDERS, THE COMPANY WILL MAKE A SPECIAL CASH PAYMENT ("SPECIAL CASH PAYMENT") IN THE AMOUNT EQUAL TO 1.00% OF THE PAR VALUE PER SHARE (OR $1.00 PER SHARE) FOR EACH SHARE PROPERLY VOTED IN FAVOR OF THE PROPOSED AMENDMENT, PROVIDED THAT SUCH SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER. THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED ONLY TO THE PURCHASE PRICE PER SHARE LISTED ABOVE PLUS FROM THE COMPANY THE INTERIM DIVIDEND (AS DEFINED HEREIN). TENDERING PREFERRED SHAREHOLDERS WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT.
   Preferred Shareholders are entitled to assert dissenters' rights and demand payment for their Shares under Article 13 of the Mississippi Business Corporation Act, which is set forth in its entirety as Appendix B to this Offer to Purchase and Proxy Statement. A Preferred Shareholder who wishes to assert dissenters' rights must not vote his Shares in favor of the Proposed Amendment and, therefore, cannot validly tender Shares pursuant to the Offer or receive the Special Cash Payment. See "Proposed Amendment and Proxy
Solicitation -- Rights of Dissenting Shareholders."
                            ------------------------

   The Company will pay a solicitation fee for Shares tendered, accepted for payment and paid for pursuant to the Offer, subject to certain conditions. See "Fees and Expenses Paid to Dealers."
                            ------------------------

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

   NEITHER SOUTHERN, THE COMPANY, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
                            ------------------------

   THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSED
AMENDMENT.
                            ------------------------

   This Offer to Purchase and Proxy Statement is first being mailed on or about November 3, 1997. The record date with respect to the Shares is November 6, 1997.
                            ------------------------

   Each Series of Preferred is traded in the over-the-counter market (the "OTC") and is not listed on any national securities exchange. On October 30, 1997, the last reported sale price as reported by the National Quotation Bureau, LLC was $66.00 for the 4.40% Series (on September 16, 1997), $60.625 for the 4.60%
Series (on October 23, 1997) and $77.25 for the 4.72% Series (on October 16,
1997). Preferred Shareholders are urged to obtain a current market quotation for the Shares.
                            ------------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
The date of this Offer to Purchase and Proxy Statement is November 3, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF SOUTHERN OR THE COMPANY AS TO WHETHER PREFERRED SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL AND PROXY. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHERN OR THE COMPANY.

                                   IMPORTANT

     Any Preferred Shareholder desiring to accept the Offer and tender all or any portion of his or her Shares should, in addition to voting in favor of the Proposed Amendment either by executing and returning the enclosed Letter of Transmittal and Proxy or by voting in person by ballot at the Special Meeting, either (i) if not the record holder, request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her, or (ii) if the record holder, complete and sign the Letter of Transmittal and Proxy, in accordance with the instructions in such Letter of Transmittal and Proxy, mail or deliver the same and any other required documents to The Bank of New York (the "Depositary"), and deliver the certificates for such Shares to the Depositary, along with the Letter of Transmittal and Proxy, or tender such Shares pursuant to the procedure for book-entry transfer set forth below under "Terms of the Offer -- Procedure for Tendering Shares," on or prior to the Expiration Date (as defined below). A Preferred Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any Preferred Shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth below under "Terms of the Offer -- Procedure for Tendering Shares."

     EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND PROXY, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY FOR SUCH TENDERED SERIES OF PREFERRED OR A NOTICE OF GUARANTEED DELIVERY AND PROXY MAY BE USED TO TENDER SHARES OF SUCH SERIES OF PREFERRED. A LETTER OF TRANSMITTAL AND PROXY MAY BE USED TO VOTE IN FAVOR OF THE PROPOSED AMENDMENT EVEN IF NO SHARES ARE BEING TENDERED.

     Questions or requests for assistance may be directed to Corporate Investor Communications, Inc. (the "Information Agent") or to Merrill Lynch & Co. ("Merrill Lynch" or the "Dealer Manager") at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase and Proxy Statement. Requests for additional copies of this Offer to Purchase and Proxy Statement, the applicable Letter of Transmittal and Proxy or other tender offer or proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     4
TERMS OF THE OFFER..........................................     7
  Number of Shares; Purchase Prices; Expiration Date;
     Dividends..............................................     7
  Procedure for Tendering Shares............................     8
  Withdrawal Rights.........................................    10
  Acceptance of Shares for Payment and Payment of Purchase
     Price and Dividends....................................    11
  Certain Conditions of the Offer...........................    12
  Extension of Tender Period; Termination; Amendments.......    14
PROPOSED AMENDMENT AND PROXY SOLICITATION...................    15
  Introduction..............................................    15
  Voting Shares.............................................    15
  Voting Requirements and Procedures........................    15
  Proxies...................................................    16
  Special Cash Payments.....................................    16
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    17
  Business to Come Before the Special Meeting...............    17
  Explanation of the Proposed Amendment.....................    18
  Reasons for the Proposed Amendment........................    18
  Rights of Dissenting Shareholders.........................    19
  Independent Public Accountants............................    21
PRICE RANGE OF SHARES; DIVIDENDS............................    21
PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER..........    22
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................    24
SOURCE AND AMOUNT OF FUNDS..................................    27
TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES...........    27
FEES AND EXPENSES PAID TO DEALERS...........................    28
CERTAIN INFORMATION REGARDING SOUTHERN AND THE COMPANY......    29
SUMMARY OF FINANCIAL INFORMATION............................    30
MISCELLANEOUS...............................................    32
APPENDIX A..................................................   A-1
APPENDIX B..................................................   B-1

                                    SUMMARY

     The following summary is provided solely for the convenience of the Preferred Shareholders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and Proxy Statement and the Letter of Transmittal and Proxy and any amendments or supplements hereto or thereto. Preferred Shareholders are urged to read this Offer to Purchase and Proxy Statement and the Letter of Transmittal and Proxy in their entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase and Proxy Statement.

Southern and the Company...  Southern, 270 Peachtree Street, N.W., Atlanta,
                               Georgia 30303, is a registered holding company under the Holding Company Act which owns all of the outstanding common stock of its electric utility subsidiaries, including the Company. The service area of Southern's electric utility subsidiaries covers portions of Alabama, Florida, Georgia and Mississippi. The Company, 2992 West Beach, Gulfport, Mississippi 39501, is a utility primarily engaged in the generation, purchase, transmission and distribution of electric power to approximately 190,000 customers in southeastern Mississippi, and in supplying electric power at wholesale to other electric utility companies and municipalities.

The Series of Preferred
Stock......................  4.40% Preferred Stock (par value $100 per share)
                             4.60% Preferred Stock (par value $100 per share) 4.72% Preferred Stock (par value $100 per share)

The Offer and Purchase
Price......................  Offer to purchase any or all Shares of each Series of Preferred at the price set forth below.
                               $87.13 per 4.40% Share
                               $85.98 per 4.60% Share
                               $93.47 per 4.72% Share

Dividends..................  The Company has declared and will pay to tendering
                               Preferred Shareholders a dividend attributable to the period ending on the Payment Date (the "Interim Dividend") on tendered Shares that are purchased by Southern pursuant to the Offer. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

Independent Offer..........  The Offer for one Series of Preferred is
                               independent of the Offer for any other Series of Preferred. The Offer is not conditioned upon any minimum number of Shares of the respective Series of Preferred being tendered. Preferred Shareholders who wish to tender their Shares must vote in favor of the Proposed Amendment. The Offer is subject to shareholder approval of the Proposed Amendment and certain other conditions.

Commission Approval........  The Offer is conditioned, among other things, upon the approval of the Commission under the Holding Company Act.

Expiration Date of the
Offer......................  The Offer expires at 5:00 p.m., New York City time, on December 10, 1997, unless extended (the
                               "Expiration Date").

How to Tender Shares.......  Preferred Shareholders (including Preferred
                               Shareholders who acquire Shares subsequent to the Record Date) who wish to tender their Shares must vote in favor of the Proposed Amendment. Preferred Shareholders who purchase or whose purchase is registered after the

                               Record Date and who wish to tender their Shares must arrange with their seller to receive an assignment of proxy from the holder of record on the Record Date. See "Terms of the
                               Offer -- Procedure for Tendering Shares." For further information, call the Information Agent or the Dealer Manager or consult your broker for assistance.

Withdrawal Rights..........  Tendered Shares of any Series of Preferred may be
                               withdrawn at any time until the Expiration Date with respect to such Series of Preferred and, unless previously accepted for payment, may also be withdrawn after January 2, 1998. See "Terms of the Offer -- Withdrawal Rights." The proxy accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such proxy as described herein. See "Proposed Amendment and Proxy Solicitation -- Proxies."

Purpose of the Offer.......  Southern is making the Offer because Southern believes that the purchase of Shares is
                               economically attractive to the Company and indirectly to Southern and its shareholders. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which Southern believes to be a premium over the market price and without the usual transaction costs associated with a market sale. See "Purpose of the Offer; Certain Effects of the Offer."

Brokerage Commissions......  Not payable by Preferred Shareholders.

Solicitation Fee...........  Southern will pay a solicitation fee of an amount equal to 1.50% of the par value per Share for Shares that are tendered, accepted for payment and paid for pursuant to the Offer (except that for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, Southern will pay a solicitation fee of an amount equal to 1.00% of the par value per Share). If the Proposed Amendment is approved and adopted, the Company will pay a separate fee of an amount equal to 0.50% of the par value per Share for Shares that are not tendered pursuant to the Offer but which are voted in favor of the Proposed Amendment (except that for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, the Company will pay a separate fee of an amount equal to 0.25% of the par value per Share for Shares that are not tendered pursuant to the Offer but are voted in favor of the Proposed Amendment). A Soliciting Dealer (as defined herein) will not be entitled to a solicitation fee or a separate fee for Shares beneficially owned by such Soliciting Dealer. See "Fees and Expenses Paid to Dealers."

Proposed Amendment.........  Concurrently with the Offer, the Board of Directors of the Company is soliciting proxies from all holders of each series of the Company's outstanding preferred stock for use at the Special Meeting of Shareholders of the Company. The Special Meeting is being held to consider an amendment to the Company's Charter which would eliminate the provisions restricting the ability of the Company to issue unsecured indebtedness, to sell assets, merge or consolidate and to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels. If the Proposed Amendment is approved by the shareholders, such restrictions contained in the Charter will be eliminated with respect to any Shares that remain outstanding after the consummation of the Offer. See "Purpose of the Offer; Certain Effects of the Offer."

Record Date with respect to
the Shares.................  November 6, 1997.

Special Cash Payment.......  Preferred Shareholders who possess the proxy with respect to Shares have the right to vote for the Proposed Amendment regardless of whether they tender their Shares. If the Proposed Amendment is approved and adopted by the Company's shareholders, the Company will make a special cash payment equal to 1.00% of the par value per Share (or $1.00 per Share) for each Share properly voted in favor of the Proposed Amendment but not tendered (the "Special Cash Payment"). Preferred Shareholders who validly tender their Shares will not be entitled to the Special Cash Payment. Rather, such tendering Preferred Shareholders will only be entitled to (i) from Southern, the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement and (ii) from the Company, the Interim Dividend.

Stock Transfer Tax.........  Except as described herein, Southern will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. See Instruction 6 of the applicable Letter of Transmittal and Proxy. See "Terms of the
                               Offer -- Acceptance of Shares for Payment of
                               Purchase Price and Dividends."

Payment Date...............  Promptly after the Expiration Date or any extension thereof (the "Payment Date").

Dissenters' Rights.........  Preferred Shareholders are entitled to assert dissenters' rights and demand payment for their Shares under Article 13 of the Mississippi Business Corporation Act, which is set forth in its entirety as Appendix B to this Offer to Purchase and Proxy Statement. A Preferred Shareholder who wishes to assert dissenters' rights must not vote his Shares in favor of the Proposed Amendment and, therefore, cannot validly tender Shares pursuant to the Offer or receive the Special Cash Payment. See "Proposed Amendment and Proxy Solicitation -- Rights of Dissenting Shareholders."

Further Information........  Additional copies of this Offer to Purchase and
                               Proxy Statement and the applicable Letter of Transmittal and Proxy may be obtained by contacting Corporate Investor Communications, Inc., the Information Agent, at (888) 881-0526 (toll free) and (888) 349-2003 (banks and brokers). Questions about the Offer should be directed to Merrill Lynch at (888) ML4-TNDR or
                               (888) 654-8637 (toll free).

                               TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICES; EXPIRATION DATE; DIVIDENDS

     Upon the terms and subject to the conditions described herein and in the applicable Letter of Transmittal and Proxy, Southern will purchase any and all Shares that are validly tendered on or prior to the applicable Expiration Date (and not properly withdrawn in accordance with "Terms of the Offer -- Withdrawal Rights") at the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement for the Shares tendered, net to the seller in cash. In addition, a tendering Preferred Shareholder will receive the Interim Dividend from the Company. See "Terms of the Offer -- Certain Conditions of the Offer" and "Terms of the Offer -- Extension of Tender Period; Termination." On October 31, 1997, there were issued and outstanding 40,000 shares of the 4.40% Series; 20,099 shares of the 4.60% Series; and 50,000 shares of the 4.72% Series.

     THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER, HOWEVER, IS CONDITIONED UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT, AS DESCRIBED HEREIN, BEING APPROVED AND ADOPTED AT THE SPECIAL MEETING. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT, AS DESCRIBED HEREIN. THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "TERMS OF THE OFFER -- CERTAIN CONDITIONS OF THE OFFER."

     The Offer is being sent to all persons in whose names Shares are registered on the books of the Company as of the close of business on November 6, 1997 and transferees of such persons. Preferred Shareholders who purchase or whose purchase is registered after the Record Date and who wish to tender in the Offer must arrange with their seller to receive a proxy from the holder of record on the Record Date. In order to facilitate receipt of proxies, Shares traded in the over-the-counter market only shall, during the period which commences November 4, 1997 (two business days prior to the Record Date) and which will end at the close of business on the Expiration Date, trade with a proxy providing the transferee with the right to vote such acquired Shares in the proxy solicitation. No record date is fixed for determining which persons are permitted to tender Shares. However, only the holders of record, or holders who acquire an assignment of proxy from such holders, are permitted to vote for the Proposed Amendment and thereby validly tender Shares pursuant to the Offer. As such, any person who is the beneficial owner but not the record holder of the Shares must (i) arrange for the record transfer of Shares prior to tendering or
(ii) direct such record holder to tender the Shares and vote in favor of the Proposed Amendment on behalf of such beneficial owner.

     With respect to each Series of Preferred, the Expiration Date is the later of 5:00 p.m., New York City time, on December 10, 1997 or the latest time and date to which the Offer with respect to such Series of Preferred is extended. Southern expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for any Series of Preferred is open, by giving oral or written notice of such extension to the Depositary and making a public announcement thereof, without extending the period of time during which the Offer for any other Series of Preferred is open. There is no assurance whatsoever that Southern will exercise its right to extend the Offer for any Series of Preferred. If Southern decides, in its sole discretion, to (i) decrease the number of Shares of any Series of Preferred being sought, (ii) increase or decrease the consideration offered in the Offer to holders of any Series of Preferred or (iii) increase or decrease the Soliciting Dealers' fees and, at the time that notice of such increase or decrease is first published, sent or given to holders of such Series of Preferred in the manner specified herein, the Offer for such Series of Preferred is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, such Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m., New York City time.

     NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED AND NO TENDERS WILL BE ACCEPTED IN RESPECT OF SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT HAS NOT BEEN CAST AT THE SPECIAL MEETING. SUCH VOTE MAY BE CAST BY PROPERLY COMPLETING THE FORM OF PROXY THAT IS A PART OF THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY OR BY VOTING IN PERSON BY BALLOT AT THE SPECIAL MEETING.

     The Company has declared and will pay to tendering Preferred Shareholders the Interim Dividend on Shares that are purchased by Southern pursuant the Offer.

PROCEDURE FOR TENDERING SHARES

     To tender Shares pursuant to the Offer, the tendering owner of Shares must either:

          (a) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement) a properly completed and duly executed Letter of Transmittal and Proxy (which will either deliver such owner's proxy or indicate such owner's intention to vote at the Special Meeting in person by ballot), together with any required signature guarantees and any other documents required by the Letter of Transmittal and Proxy, and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described herein (and a confirmation of such delivery must be received by the Depositary), in each case by the Expiration Date; or

          (b) comply with the guaranteed delivery procedure described under "Guaranteed Delivery Procedure" below.

     If any of your certificate(s) for Shares have been lost, stolen or destroyed, please call the Company's shareholder service department ("SCS Stockholder Services") collect at 404-506-0967. You may need to complete an Affidavit of Loss with respect to the lost certificate(s) (which will be provided by SCS Stockholder Services) and payment of an indemnity bond premium fee may be required.

     IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO DAYS PRIOR TO THE RECORD DATE AND UP TO AND INCLUDING THE EXPIRATION DATE MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF EACH SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER.

     The Shares will trade, during the period which begins two days prior to the Record Date and which will end at the close of business on the Expiration Date, in the over-the-counter market under the symbols "MPRLT" for the 4.40% Series, "MPRPT" for the 4.60% Series and "MSPPT" for the 4.72% Series, indicating that such shares are trading "with proxy." A Preferred Shareholder who acquires Shares during this period must obtain, or have its authorized representative obtain, an assignment of proxy (which is included in the applicable Letter of Transmittal and Proxy) at settlement from the seller. The National Association of Securities Dealers, Inc. (the "NASD") and The Depository Trust Company ("DTC") have issued notices informing their members and participants that the Shares will trade "with proxy" and that settlement of all trades during the period described above should include an assignment of proxy from the seller.

     FOR FURTHER INFORMATION, CALL THE INFORMATION AGENT OR THE DEALER MANAGER OR CONSULT YOUR BROKER FOR ASSISTANCE.

     A tender of Shares made pursuant to any method of delivery set forth herein or in the Letter of Transmittal and Proxy will constitute a binding agreement between the tendering holder and Southern upon the terms and subject to the conditions of the Offer.

     The Depositary will establish an account with respect to the Shares at DTC (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase and Proxy Statement, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, such delivery must be accompanied by either (i) a properly completed and duly executed Letter of Transmittal and Proxy, together with any required signature guarantees and any other required documents, or (ii) an Agent's Message (as hereinafter defined) and, in any case, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement on or prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF SUCH LETTER OF TRANSMITTAL AND PROXY AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY OR TO SOUTHERN OR THE COMPANY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility, received by the Depositary and forming a part of the book-entry transfer when a tender is initiated, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Proxy and that Southern may enforce such agreement against such participant.

     If Shares are registered in the name of a person other than the signatory on the Letter of Transmittal and Proxy, or if unpurchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the Shares with the signature(s) on the Shares or stock powers guaranteed as stated above. See Instructions 4, 6 and 7 to the Letter of Transmittal and Proxy. Except as otherwise provided below, all signatures on a Letter of Transmittal and Proxy must be guaranteed by a firm that is a member of a registered national securities exchange or the NASD, or by a commercial bank or trust company having an office or correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal and Proxy need not be guaranteed if (a) the Letter of Transmittal and Proxy is signed by the registered owner of the Shares tendered therewith and such owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal and Proxy,
(b) such Shares are tendered for the account of an Eligible Institution or (c) the Letter of Transmittal and Proxy is being used solely for the purpose of voting Shares which are not being tendered pursuant to the Offer. See Instructions 1 and 5 of the Letter of Transmittal and Proxy.

     Guaranteed Delivery Procedure. If a Preferred Shareholder desires to tender Shares pursuant to the Offer and such Preferred Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery and Proxy, substantially in the form provided by Southern and the Company herewith, is received (with any required signatures or signature guarantees) by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal and Proxy (or, if applicable, an Agent's Message) and any other documents required by the Letter of Transmittal and Proxy, are received by the Depositary no later than 5:00 p.m., New York City time, within three business days after the date of execution of such Notice of Guaranteed Delivery and Proxy.

     THE NOTICE OF GUARANTEED DELIVERY AND PROXY MAY BE DELIVERED BY HAND OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY AND PROXY.

     In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal and Proxy or, if applicable, an Agent's Message, is received by the Depositary within the applicable time limits and a vote in favor of the Proposed Amendment in respect of such Shares has been cast at the Special Meeting either in person or by completion and execution of the proxy (which proxy must be in the form of proxy that is a part of the applicable Letter of Transmittal and Proxy).

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or an Agent's Message with respect to) such Shares, a Letter of Transmittal and Proxy, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Transmittal and Proxy.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PREFERRED SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER OR, ALTERNATIVELY, THE SPECIAL CASH PAYMENT, EACH TENDERING PREFERRED SHAREHOLDER AND EACH NON-TENDERING PREFERRED SHAREHOLDER WHO VOTES FOR THE PROPOSED AMENDMENT MUST NOTIFY THE DEPOSITARY OF SUCH PREFERRED SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING AND EXECUTING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL AND PROXY (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, MUST COMPLETE AND EXECUTE FORM W-8 OBTAINABLE FROM THE DEPOSITARY). SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- BACKUP WITHHOLDING."

     EACH PREFERRED SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

     All questions as to the form of documents and the validity, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by Southern, in its sole discretion, and its determination will be final and binding. Southern reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of Southern's counsel, be unlawful. Southern also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Southern, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

WITHDRAWAL RIGHTS

     ANY SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT WAS NOT VALIDLY CAST AT THE SPECIAL MEETING WILL BE DEEMED WITHDRAWN AND NOT VALIDLY TENDERED BY THE RESPECTIVE PREFERRED SHAREHOLDER.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 2, 1998, unless previously accepted for payment as provided in this Offer to Purchase and Proxy Statement.

     The proxy accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such proxy as described herein. See "Proposed Amendment and Proxy
Solicitation -- Proxies."

     To be effective, a written notice of withdrawal must be timely received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement, and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered owner (if different from that of the Preferred Shareholder who tenders) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "Terms of the Offer -- Procedure for Tendering Shares" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Southern, in its sole discretion, and its determination will be final and binding. None of Southern, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give any such notification.

ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT OF PURCHASE PRICE AND DIVIDENDS

     Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, Southern will accept for payment (and thereby purchase) and pay for Shares validly tendered and not withdrawn as permitted in "Terms of the Offer -- Withdrawal Rights." Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted pursuant to the Offer will be made by the Depositary by check as promptly as practicable after the Expiration Date. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly but only after timely receipt by the Depositary of certificates for such Shares (or of an Agent's Message), a properly completed and duly executed Letter of Transmittal and Proxy and any other required documents.

     For purposes of the Offer, Southern will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Southern will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for Preferred Shareholders who tender for the purpose of receiving payment from Southern and transmitting payment to Preferred Shareholders who tender. In addition, the Company will pay the Interim Dividend on Shares validly tendered and purchased by Southern pursuant to the Offer by depositing the Interim Dividend amount with the Depositary, which will act as agent for Preferred Shareholders who tender for the purpose of receiving payment from the Company and transmitting payment to Preferred Shareholders who tender. Under no circumstances will interest be paid on amounts to be paid by either the Company or Southern to tendering Preferred Shareholders, regardless of any delay in making such payment. Certificates for all Shares not validly tendered will be returned or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility, as promptly as practicable, without expense to the Preferred Shareholder who tenders.

     If certain events occur, Southern may not be obligated to purchase Shares pursuant to the Offer. See "Terms of the Offer -- Certain Conditions of the Offer."

     Southern will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered owner, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal and Proxy, the amount of any stock transfer taxes (whether imposed on the registered owner, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the accompanying Letter of Transmittal and Proxy.

CERTAIN CONDITIONS OF THE OFFER

     SOUTHERN WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY SHARES TENDERED IF THE PROPOSED AMENDMENT IS NOT APPROVED AND ADOPTED AT THE SPECIAL MEETING.

     IN ORDER TO TENDER THEIR SHARES, PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) MUST SUBMIT A DULY COMPLETED, VALID AND UNREVOKED PROXY INDICATING THEIR VOTE IN FAVOR OF THE PROPOSED AMENDMENT OR INDICATE IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND PROXY THEIR INTENTION TO VOTE FOR THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. PREFERRED SHAREHOLDERS WHO POSSESS THE PROXY WITH RESPECT TO SUCH SHARES HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. ANY SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT WAS NOT VALIDLY CAST AT THE SPECIAL MEETING WILL BE DEEMED WITHDRAWN AND NOT VALIDLY TENDERED BY THE RESPECTIVE PREFERRED SHAREHOLDER. PREFERRED SHAREHOLDERS WHO TENDER THEIR SHARES WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT. RATHER, PREFERRED SHAREHOLDERS WHO TENDER THEIR SHARES WILL BE ENTITLED TO ONLY (I) FROM SOUTHERN, THE PURCHASE PRICE PER SHARE LISTED ON THE FRONT COVER OF THIS OFFER TO PURCHASE AND PROXY STATEMENT AND (II) FROM THE COMPANY, THE INTERIM DIVIDEND.

     In addition, notwithstanding any other provision of the Offer, Southern will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (by oral or written notice to the Depositary and timely public announcement) or may postpone (subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for prompt payment for or return of Shares) the acceptance for payment of, or payment for, Shares tendered, if at any time on or after November 3, 1997, and at or before the Expiration Date, any of the following shall have occurred (which shall not have been waived by Southern):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the reasonable judgment of Southern, would or might materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of Southern and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Southern or any of its subsidiaries or materially impair the Offer's contemplated benefits to Southern or the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Southern or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal that, in Southern's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of Southern, or render Southern unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to Southern or the Company (including materially increasing the effective interest cost of certain types of unsecured debt); or (iv) materially affect the business, condition (financial or otherwise), income, operations or prospects of Southern and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Southern or any of its subsidiaries;

          (c) there shall have occurred (i) any significant decrease in the market price of the Shares; (ii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in the reasonable judgment of Southern, would or might have a material adverse effect on Southern's business, operations, prospects or ability to obtain financing generally or the trading in the Shares or other equity securities of the Company or Southern; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event that, in Southern's reasonable judgment, would or might affect the extension of credit by lending institutions in the United States; (iv) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (v) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in Southern's reasonable judgment, a material acceleration or worsening thereof; (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on October 31, 1997; or (viii) a decline in the ratings accorded any of Southern's or the Company's securities by Standard & Poor's Rating Services ("S&P"), Moody's Investors Service, Inc. ("Moody's") or Duff & Phelps, Inc. ("D&P") or that S&P, Moody's or D&P has announced that it has placed any such rating under surveillance or review with negative implications;

          (d) any tender or exchange offer with respect to some or all of the outstanding preferred stock of the Company (other than the Offer) or other equity securities of the Company or Southern, or a merger, acquisition or other business combination proposal for Southern, shall have been proposed, announced or made by any person or entity;

          (e) there shall have occurred any event or events that have resulted, or in Southern's reasonable judgment may result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of Southern and its subsidiaries;

          (f) the Commission shall have withheld approval, under the Holding Company Act, of the acquisition of the Shares by Southern pursuant to the Offer or the approval and adoption of the Proposed Amendment at the Special Meeting; or

          (g) the holders of more than $5,000,000 in aggregate par value of the Company's preferred stock that is not included in the Offer shall have perfected dissenters' rights under Mississippi law (see "Proposed Amendment and Proxy Solicitation -- Rights of Dissenting Shareholders");

and, in the sole judgment of Southern, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment. With respect to the approval of the Commission referenced in clause (f) above, the Commission must find that the acquisition of the Shares by Southern is not detrimental to the public interest or the interests of investors or consumers, and that the consideration paid in connection with the acquisition and the adoption of the Proposed Amendment, including fees, commissions and other remuneration, is reasonable.

     The foregoing conditions (including the condition that the Proposed Amendment be approved and adopted at the Special Meeting) are for the sole benefit of Southern and may be asserted by Southern regardless of the circumstances (including any action or inaction by Southern) giving rise to any such condition, and any such condition may be waived by Southern, in whole or in part, at any time and from time to time in its sole discretion. A decision by Southern to terminate or otherwise amend any Offer, following the occurrence of any of the foregoing, with respect to one Series of Preferred will not create an obligation on behalf of Southern to terminate or otherwise amend in a similar manner the Offer with respect to any other Series of Preferred. The failure by Southern at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Southern concerning the events described above will be final and binding on all parties.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     Southern expressly reserves the right, in its sole discretion, and at any time and/or from time to time prior to the Expiration Date, to extend the period of time during which the Offer for any Series of Preferred is open by giving oral or written notice of such extension to the Depositary, without extending the period of time during which the Offer for any other Series of Preferred is open. There can be no assurance, however, that Southern will exercise its right to extend the Offer for any Series of Preferred. During any such extension, all Shares of the subject Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Terms of the Offer -- Withdrawal Rights."

     Southern also expressly reserves the right, in its sole discretion, to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires Southern either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer upon the occurrence of any of the conditions specified in "Terms of the Offer -- Certain Conditions of the Offer" by giving oral or written notice of such termination to the Depositary, and making a public announcement thereof.

     Subject to compliance with applicable law, Southern further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and/or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Preferred Shareholders affected thereby in a manner reasonably designed to inform such Preferred Shareholders of such change. Without limiting the manner in which Southern may choose to make a public announcement, except as required by applicable law, Southern shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If Southern materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Southern will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, a change in percentage of securities sought or a change in the dealer's solicitation fee) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. If the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that Southern publishes, sends or gives to Preferred Shareholders a notice that it will (i) increase or decrease the price it will pay for Shares, (ii) decrease the percentage of Shares it seeks, or (iii) increase or decrease the soliciting dealers' fees, the Offer will be extended until the expiration of such period of ten business days.

     THE OFFER FOR EACH SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. IF SOUTHERN EXTENDS OR AMENDS ANY OFFER WITH RESPECT TO ONE SERIES OF PREFERRED FOR ANY REASON, SOUTHERN WILL HAVE NO OBLIGATION TO EXTEND OR AMEND THE OFFER FOR ANY OTHER SERIES OF PREFERRED.

                   PROPOSED AMENDMENT AND PROXY SOLICITATION

INTRODUCTION

     This Offer to Purchase and Proxy Statement is first being mailed on or about November 3, 1997 to the Preferred Shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting. A separate Proxy Statement is being mailed to the holders of each series of the Company's preferred stock that is not included in the Offer.

     Preferred Shareholders who wish to tender their Shares pursuant to the Offer must vote in favor of the Proposed Amendment in person by ballot or by proxy at the Special Meeting. Only holders of record of the Company's voting securities at the close of business on the Record Date or persons obtaining a proxy from the holders of record on the Record Date will be entitled to vote in person or by proxy at the Special Meeting. If the Proposed Amendment is approved and adopted by the Company's shareholders, the Company will make a special cash payment in the amount equal to 1.00% of the par value per Share (or $1.00 per Share) for each Share properly voted in favor of the Proposed Amendment (the "Special Cash Payment"); provided that such Shares have not been tendered pursuant to the Offer. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the Special Cash Payment (regardless of whether the Proposed Amendment is approved and adopted). Those Preferred Shareholders who validly tender their Shares will be entitled to only (i) from Southern, the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement and (ii) from the Company, the Interim Dividend. Preferred Shareholders who validly tender their Shares will not be entitled to the Special Cash Payment.

VOTING SHARES

     With respect to the Company's preferred stock, par value $100 per share, November 6, 1997 and, with respect to the Company's depositary preferred stock (each representing one-fourth of a share of Preferred Stock), November 7, 1997 (collectively, the "Record Date") have been fixed as the respective record dates for the determination of shareholders entitled to notice of and to vote at the Special Meeting.

     The Company's Charter authorizes the issuance of 1,130,000 shares of common stock, without par value, of which 1,121,000 shares are outstanding. All of such shares are owned by Southern.

     The Company's Charter also authorizes the issuance of 544,139 shares of preferred stock, par value $100 per share. The Company has also issued shares of depositary preferred stock, each representing one-fourth of a share of preferred stock, par value $100 per share. There are 160,099 shares of the preferred stock and 936,160 shares of depositary preferred stock outstanding on the Record Date. Such shares are publicly held and are divided into four separate classes of preferred stock and two separate classes of depositary preferred stock. Such classes constitute individual series of preferred stock and depositary preferred stock, respectively, and vary from each other with respect to dividend rates, redemption prices and amounts payable on liquidation. All outstanding shares of the Company's preferred stock are entitled to vote on the Proposed Amendment as a single class, each share of preferred stock being counted as one, and each share of depositary preferred stock being counted as one-quarter.

VOTING REQUIREMENTS AND PROCEDURES

     Adoption of the Proposed Amendment requires the affirmative vote of the holders of (i) at least a majority of the shares of the capital stock of the Company then outstanding and entitled to vote (i.e., the common stock) and (ii) at least two-thirds of the total voting power of the Company's preferred stock outstanding (counting shares as described above). Abstentions and broker non-votes will have the effect of votes against the Proposed Amendment. SOUTHERN, THE OWNER OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY, HAS ADVISED THE COMPANY THAT IT INTENDS TO VOTE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN FAVOR OF THE PROPOSED AMENDMENT.

     Votes at the Special Meeting will be tabulated preliminarily by the Depositary and the Information Agent. Inspectors of Election, duly appointed by the presiding officer of the Special Meeting, will definitively count and tabulate the votes and determine and announce the results at the Special Meeting. The Company has no established procedure for confidential voting.

PROXIES

     THE ENCLOSED PROXY, WHICH IS CONTAINED WITHIN THE LETTER OF TRANSMITTAL AND PROXY (AND THE NOTICE OF GUARANTEED DELIVERY AND PROXY), IS SOLICITED BY THE COMPANY'S BOARD, WHICH RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT. ALL SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED IN FAVOR OF THE PROPOSED AMENDMENT. Preferred Shareholders tendering their Shares pursuant to the Offer and voting at the Special Meeting by proxy must use the proxy that is a part of the applicable Letter of Transmittal and Proxy. Shares of the Company's outstanding preferred stock represented by properly executed proxies received at or prior to the Special Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendation of the Board. It is not anticipated that any other matters will be brought before the Special Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Special Meeting, and it is the intention of the proxy holders to act on any other matters in their discretion.

     Execution of a proxy will not prevent a shareholder from attending the Special Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting. Withdrawal of Shares tendered pursuant to the Offer will not revoke a properly executed proxy.

     The Company will bear the cost of the solicitation of proxies by the Board. The Company has engaged Corporate Investor Communications, Inc. to act as Information Agent in connection with the solicitation of proxies for a fee of $2,000, plus unit fees per preferred shareholder contacted, plus reimbursement of reasonable out-of-pocket expenses. Proxies will be solicited by mail or by telephone. In addition, officers and employees of the Company and its affiliates may also solicit proxies personally or by telephone; such persons will receive no additional compensation for these services. The Information Agent has not been retained to make, and will not make, solicitations or recommendations, other than conveying information related to the recommendations of the Board, in connection with the Proposed Amendment.

     The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's outstanding preferred stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

     The solicitation of proxies has been approved by the Commission under the Holding Company Act. An application has been filed with the Commission under the Holding Company Act requesting approval of the Proposed Amendment and the acquisition of the Shares by Southern pursuant to the Offer.

SPECIAL CASH PAYMENTS

     Subject to the terms and conditions set forth in this Offer to Purchase and Proxy Statement, if (but only if) the Proposed Amendment is approved and adopted by the shareholders of the Company, the Company will make a Special Cash Payment to each Preferred Shareholder who voted in favor of the Proposed Amendment, in person by ballot or by proxy, at the Special Meeting in the amount equal to 1.00% of the par value per Share (or $1.00 per Share) for each Share held by such Preferred Shareholder which is so voted, provided that such Shares have not been tendered pursuant to the Offer. The Company has been advised that there is no controlling precedent under state law as to the permissibility of its making the Special Cash Payment. Although, as a result, there can be no assurance as to how a court would rule on the issue, the Company believes that the Offer is fair to Preferred Shareholders and has determined to make the Special Cash Payment. SPECIAL CASH PAYMENTS WILL BE MADE TO PREFERRED SHAREHOLDERS (IF SUCH SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER) ONLY IN RESPECT OF EACH SHARE WHICH IS VOTED FOR THE ADOPTION OF THE PROPOSED

AMENDMENT; PROVIDED, HOWEVER, THAT THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT. Rather, those Preferred Shareholders who validly tender their Shares will be entitled to only (i) from Southern, the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement and (ii) from the Company, the Interim Dividend. If the Proposed Amendment is approved and adopted, Special Cash Payments will be paid out of the Company's general funds, promptly after the Proposed Amendment shall have become effective. However, no accrued interest will be paid on the Special Cash Payments regardless of any delay in making such payments.

     Only holders of record of the Company's voting securities at the close of business on the Record Date or persons obtaining a proxy from the holders of record on the Record Date will be entitled to vote in person or by proxy at the Special Meeting. Any beneficial holder of Shares who is not the registered holder of such Shares as of the Record Date (as would be the case for any beneficial holder whose Shares are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record Preferred Shareholder to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial holder of Shares intends to attend the Special Meeting and vote in person, such beneficial holder must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As noted above, Southern owns all the outstanding common stock of the Company.

     Pursuant to Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of the Company to be the beneficial owner of more than 5% of the shares of the Company's preferred stock as of October 30, 1997.

     Officers and directors of the Company as a group owned, as of October 30, 1997, less than 1% of the total number of shares of the Company's preferred stock and of the common stock of Southern.

BUSINESS TO COME BEFORE THE SPECIAL MEETING

     The following Proposed Amendment to the Charter is the only item of business expected to be presented at the Special Meeting:

     To remove in their entirety (i) Subparagraph (F)(b) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter, a provision restricting the amount of securities representing unsecured indebtedness issuable by the Company, (ii) Subparagraph (F)(a) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter, a provision which requires the vote of the holders of at least a majority of the total voting power of the Company's outstanding preferred stock to approve the sale of all or substantially all of the Company's property and mergers or consolidations that have not been approved under the Holding Company Act, and (iii) Subparagraph (B) (except for the first paragraph therein) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter, a provision restricting the ability of the Company to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels.

     THE FOLLOWING STATEMENTS ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF PROVISIONS OF THE CHARTER, AND ARE QUALIFIED IN THEIR ENTIRETY BY THE CHARTER AND SUBPARAGRAPHS (B), (F)(A) AND (F)(B) OF PARAGRAPH FOURTH UNDER "GENERAL PROVISIONS" OF THE "PREFERRED STOCK" SECTION THEREIN (AS DESCRIBED BELOW). SEE APPENDIX A HERETO FOR THE TEXT OF THE PROVISIONS TO BE DELETED.

EXPLANATION OF THE PROPOSED AMENDMENT

     Subparagraph (F)(b) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, without the affirmative vote of the holders of at least a majority of the total voting power of its outstanding shares of preferred stock, the Company shall not issue or assume any securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued by the Company resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of its preferred stock or of any senior or equally ranking stock) if, immediately after such issue or assumption, (a) the total outstanding principal amount of all securities representing unsecured debt of the Company would exceed 20% of the aggregate of all existing secured debt of the Company and the capital stock, premiums thereon and surplus of the Company as stated on the Company's books; or (b) the total outstanding principal amount of all securities representing unsecured debt of the Company of maturities of less than ten years would exceed 10% of such aggregate (the "Debt Limitation Provision").

     Subparagraph (F)(a) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, without the affirmative vote of the holders of at least a majority of the total voting power of its outstanding shares of preferred stock, the Company shall not dispose of all or substantially all of its property or merge or consolidate, unless such action has been approved by the Commission under the Holding Company Act (the "Merger Provision").

     Subparagraph (B) (except the first paragraph therein) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, the Company's payment of dividends on its common stock is limited to 50% of net income available for such stock during a period of 12 months if, calculated on a corporate basis, the ratio of its common stock equity to total capitalization, including surplus, adjusted to reflect the payment of the proposed dividend, is below 20%, and to 75% of such net income if such ratio is 20% or more but less than 25% (the "Common Stock Dividend Provision").

     The Proposed Amendment, if adopted, would eliminate from the Charter in their entirety the Debt Limitation Provision, the Merger Provision and the Common Stock Dividend Provision (collectively, the "Restriction Provisions"), each as set forth in full in Appendix A hereto.

REASONS FOR THE PROPOSED AMENDMENT

     The electric utility industry has become, and will continue to be, increasingly competitive as the result of various factors, including regulatory and technological developments. Various federal and state regulatory initiatives designed to promote wholesale and retail competition include, among other things, proposals that would allow customers to choose their electricity provider. As these competitive initiatives materialize, the structure of the utility industry could radically change. The Company believes that maintaining and improving its position as a low-cost producer and having the flexibility to respond to developments in the industry will be crucial to its success in the new competitive marketplace.

     The Company believes that adoption of the Proposed Amendment is important to creating the necessary flexibility to respond to any industry developments.

     The restrictions that would be eliminated by the Proposed Amendment generally do not burden the industry's new competitors (power marketers, independent power producers, exempt wholesale generators and owners of cogeneration facilities), nor even other public utility companies. These restrictions stem from the fact that the Company and its affiliates are subject to regulation under the Holding Company Act. Such restrictions were initially imposed as a result of the Commission's 1956 Statement of Policy Regarding Preferred Stock Subject to the Public Utility Holding Company Act of 1935. The Commission recently has noted that the Statement of Policy is out of date and has not kept pace with the rapidly changing securities markets. Furthermore, the Commission stated that the marketplace should more appropriately determine the terms and conditions applicable to securities issuances.

     Management considers that elimination of the Debt Limitation Provision is crucial to the Company's financial flexibility and its ability to effect future capital cost reductions. The deletion of this provision from the Charter will allow the Company to utilize more fully various unsecured debt alternatives and thus improve its ability to take full advantage of changing conditions in the capital markets. The additional flexibility will, for example, permit the Company to issue long-term debt when, because of mortgage coverage restrictions or other reasons, it may be unattractive or not possible to issue any additional first mortgage bonds. In addition, elimination of the Debt Limitation Provision will afford the Company greater flexibility in the issuance of short-term debt to meet seasonal cash requirements with what is usually the least expensive form of capital.

     The Company believes that the Merger Provision is an unnecessary restriction on the ability of the Company to consider strategic responses to the increasingly competitive utility industry. For instance, the Merger Provision provides that, unless approved under the Holding Company Act, the sale or lease of certain of the Company's properties would require Preferred Shareholder approval in addition to any statutory requirement under state law. Such an additional burden could hinder the Company's ability to conduct its business operations in this changing utility environment. Furthermore, the elimination of the Merger Provision will not affect voting rights of stockholders under applicable state law.

     Similarly, the Common Stock Dividend Restriction unnecessarily impedes the financial flexibility of the Company and Southern. The Common Stock Dividend Restriction prevents the Company from paying dividends on its common stock unless the Company maintains a certain equity capitalization. This restriction (a vestige of the 1956 Statement of Policy) is in addition to (i) the statutory requirements on the Company's ability to pay dividends on its common stock that arise under state law and (ii) other provisions of the Company's Charter, which provide that the Company may not pay dividends unless it is current in the payment of dividends on its preferred stock. Due to continued applicability of these restrictions, the Company views the Common Stock Dividend Restriction as an unduly burdensome and unnecessary provision which could restrict the ability of the Company and Southern to participate in today's capital markets.

RIGHTS OF DISSENTING SHAREHOLDERS

     The following is a summary of dissenters' rights available to Preferred Shareholders of the Company, which summary is necessarily incomplete and selective and is qualified in its entirety by reference to Article 13 of the Mississippi Business Corporation Act, set forth in its entirety as Appendix B.

     Procedure for Exercise of Dissenters' Rights. A Preferred Shareholder who wishes to assert dissenters' rights must deliver to the Company, before the vote is taken at the Special Meeting, a written notice of his or her intent to demand payment for his or her Shares if the Proposed Amendment is effectuated, and must not vote his or her Shares in favor of the Proposed Amendment. A Preferred Shareholder who does not satisfy the foregoing notice requirement will not be entitled to payment for his or her Shares under the Mississippi dissenters' rights law. Because a Preferred Shareholder who wishes to assert dissenters' rights must not vote in favor of the Proposed Amendment, such holder cannot validly tender Shares pursuant to the Offer or receive the Special Cash Payment.

     If the Proposed Amendment is authorized at the Special Meeting, the Company will deliver a written dissenters' notice to all Preferred Shareholders who satisfied the above notice requirement. The notice to dissenters must be sent no later than ten days after the Proposed Amendment is effective and must: (1) state where the payment demand must be sent and where and when certificates for certificated Shares must be deposited; (2) inform holders of uncertificated Shares to what extent transfer of the Shares will be restricted after the payment demand is received; (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Proposed Amendment and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the Shares before that date; (4) set a date by which the Company must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice described in the first sentence of this paragraph is delivered; and (5) be accompanied by a copy of Article 13 of the Mississippi Business Corporation Act.

     A shareholder who has been sent a dissenters' notice from the Company must demand payment, certify whether he or she acquired beneficial ownership of the Shares before the date required to be set forth in the notice from the Company pursuant to clause (3) above and deposit his or her certificates in accordance with the terms of the notice from the Company. A shareholder who demands payment and deposits his or her Shares will retain all other rights as a shareholder until his or her rights are canceled or modified by the Proposed Amendment becoming effective. A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the notice sent by the Company, will not be entitled to payment for his or her Shares under the Mississippi Business Corporation Act.

     Except for after-acquired Shares of a Preferred Shareholder, as soon as the Proposed Amendment is effective, or upon receipt of a payment demand, the Company will be required to pay each dissenter who complied with the Mississippi Business Corporation Act the amount the Company estimates to be the fair value of his or her Shares, plus accrued interest. The payment must be accompanied by:
(1) a balance sheet of the Company as of December 31, 1996, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements of the Company, if any; (2) a statement of the estimate of the Company of the fair value of the Shares; (3) an explanation of how interest was calculated; (4) a statement of the right of the dissenter to demand payment if the shareholder is dissatisfied with the payment or offer; and (5) a copy of Article 13 of the Mississippi Business Corporation Act.

     If the Company does not effect the Proposed Amendment within 60 days after the date set for demanding payment and depositing Share certificates, the Company will return the deposited certificates and release the transfer restrictions imposed on uncertificated Shares. If, after returning deposited certificates and releasing transfer restrictions, the Company effects the Proposed Amendment, it must send a new notice to dissenters under Article 13 of the Mississippi Business Corporation Act and repeat the payment demand procedure.

     The Company may elect to withhold payment required as described above from a dissenter unless such dissenter was the beneficial owner of the Shares before the date set forth in the notice to dissenters as the date of the first announcement to news media or to shareholders of the terms of the Proposed Amendment. To the extent the Company elects to withhold payment as set forth in the preceding sentence, after the Proposed Amendment is effected, the Company shall estimate the fair value of the Shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The Company shall send with its offer a statement of its estimate of the fair value of the Shares, an explanation of how interest was calculated and a statement of the right of the dissenter to demand payment if the dissenter is dissatisfied with the payment or offer.

     A dissenter may notify the Company in writing of his or her own estimate of the fair value of his or her Shares and the amount of interest due, and demand payment of his or her estimate (less any payment made theretofore by the Company), or reject the Company's offer and demand payment of the fair value of his or her Shares and interest due, if: (1) the dissenter believes that the amount paid or offered by the Company is less than the fair value of his or her Shares or that the interest due is incorrectly calculated; (2) the Company fails to make payment within 60 days after the date set for demanding payment; or (3) the Company, having failed to effect the Proposed Amendment, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated Shares within 60 days after the date set for demanding payment. A dissenter waives his or her right to demand payment under the foregoing procedure unless he or she notifies the Company of his or her demand in writing within 30 days after the Company made or offered payment for his or her Shares.

     Judicial Appraisal of Shares. If a demand for payment remains unsettled, the Company shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the Shares and accrued interest. If the Company does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. The Company shall commence the proceeding in the chancery court of the county where its principal office is located, and it shall make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their Shares and all parties must be served with a copy of the petition. The jurisdiction of the court in which the proceeding is commenced will be exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The dissenters will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds that fair value of his or her Shares, plus interest, exceeds the amount paid by the Company, or (2) for the fair value, plus accrued interest, of his after-acquired Shares for which the Company elected to withhold payment.

     The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against the Company, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable: (1) against the Company and in favor of any or all dissenters if the court finds the Company did not substantially comply with the relevant requirements of the Mississippi Business Corporation Act; or (2) against either the Company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 13 of the Mississippi Business Corporation Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award the counsel reasonable fees to be paid out of the amounts awarded to dissenters who were benefited.

INDEPENDENT PUBLIC ACCOUNTANTS

     No representative of Arthur Andersen LLP, the Company's independent public accountants, is expected to be present at the Special Meeting unless prior to the day of the Special Meeting the Secretary of the Company has received written notice from a Preferred Shareholder addressed to the Secretary at 2992 West Beach, Gulfport, Mississippi 39501 that such Preferred Shareholder will attend the Special Meeting and wishes to ask questions of a representative of Arthur Andersen LLP.

                        PRICE RANGE OF SHARES; DIVIDENDS

     The 4.40% Series, 4.60% Series and 4.72% Series are traded in the over-the-counter market under the symbols "MPRWL," "MPRWP" and "MSPWP," respectively. The last reported sale price in the over-the-counter market, as of the close of business on October 30, 1997, for each of the Series of Preferred is shown on the front cover of this Offer to Purchase and Proxy Statement. However, Preferred Shareholders should be aware that the Shares of each Series of Preferred trade only sporadically and on a limited basis and, therefore, the last reported sales price may not necessarily reflect the market value of the Shares.

     PREFERRED SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

     The following table sets forth the high and low sales prices of each Series of Preferred in the over-the-counter market, as reported by the National Quotation Bureau, LLC, and the cash dividends paid thereon for the fiscal quarters indicated.

               DIVIDENDS AND PRICE RANGES OF SERIES OF PREFERRED
                       BY QUARTERS (1995, 1996 AND 1997)

                                  1995-QUARTER             1996-QUARTERS                  1997-QUARTERS
                                  ------------   ---------------------------------   ------------------------
                                      4TH         1ST      2ND      3RD      4TH      1ST      2ND      3RD
                                  ------------   ------   ------   ------   ------   ------   ------   ------
4.40% SERIES
Dividends Per Share.............     $ 1.10      $ 1.10   $ 1.10   $ 1.10   $ 1.10   $ 1.10   $ 1.10   $ 1.10
Market Price -- $ Per Share
  -- High.......................      65.78       61.00    60.88    63.95    62.75    64.50    61.38    67.13
  -- Low........................      63.75       61.00    59.00    58.50    60.50    64.50    61.38    61.00
4.60% SERIES
Dividends Per Share.............     $ 1.15      $ 1.15   $ 1.15   $ 1.15   $ 1.15   $ 1.15   $ 1.15   $ 1.15
Market Price -- $ Per Share
  -- High.......................      66.13       64.50    62.63    63.00    61.50    65.75    63.38    67.25
  -- Low........................      59.75       61.00    59.00    57.50    61.50    63.50    63.38    67.25
4.72% SERIES
Dividends Per Share.............     $ 1.18      $ 1.18   $ 1.18   $ 1.18   $ 1.18   $ 1.18   $ 1.18   $ 1.18
Market Price -- $ Per Share
  -- High.......................      95.50       65.30       --    65.63    67.38    66.90       --    80.00
  -- Low........................      72.00       62.75       --    61.25    62.75    66.90       --    63.13

---------------

Dash indicates no sales during the quarter.

     Dividends for a Series of Preferred are payable when, as and if declared by the Company's Board of Directors at the rate per annum included in such title of the Series of Preferred listed on the front cover of this Offer to Purchase and Proxy Statement. The Company will pay tendering Preferred Shareholders the Interim Dividend. Tendering Preferred Shareholders will not be entitled to dividends in respect of any later dividend periods (or any portion thereof).

               PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     Southern believes that the purchase of the Shares at this time represents an attractive economic opportunity that will benefit the Company and, indirectly, Southern and its shareholders. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which Southern believes to be a premium to the market price on the date of the announcement of the Offer and without the usual transaction costs associated with a sale.

     After the consummation of the Offer, Southern or the Company may purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits Southern and its affiliates (including the Company) from purchasing any Shares of a Series of Preferred, other than pursuant to the Offer, until at least ten business days after the Expiration Date with respect to such Series of Preferred. Any future purchases of Shares by Southern or the Company would depend on many factors, including the market price of the Shares, Southern's business and financial position, legal restrictions on Southern's ability to purchase Shares as well as general economic and market conditions.

     Preferred Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of any Series of Preferred pursuant to the Company's Charter, nor does Southern or the Company intend to effect any such redemption by making the Offer. Further, the Offer does not constitute a waiver by the Company of any option it has to redeem Shares. The 4.40% Series, the 4.60% Series and the 4.72% Series are presently callable at $104.32 per Share, $107.00 per Share and $102.25 per Share, respectively. The Shares of each Series of Preferred have no preemptive or conversion rights.

     Upon liquidation or dissolution of the Company, owners of the Shares would be entitled to receive an amount equal to the liquidation preference per Share ($100) (except that the amount payable in the event of a voluntary liquidation shall be an amount equivalent to the then current redemption price per Share for

Shares of the 4.72% Series), plus all accrued and unpaid dividends (whether or not earned or declared) thereon to the date of payment, prior to the payment of any amounts to the holders of the Company's common stock.

     Shares validly tendered to the Depositary pursuant to the Offer and not withdrawn in accordance with the procedures set forth herein shall be held until the Expiration Date (or returned to the extent the Offer is terminated in accordance herewith). To the extent that the Proposed Amendment is approved and the Shares tendered are accepted for payment and paid for in accordance with the terms hereof, Southern intends to sell its Shares to the Company and, at that time, it is expected that the Company will retire and cancel the Shares. However, in the event the Proposed Amendment is not adopted at the Special Meeting, Southern may elect, but is not obligated to, waive such condition, subject to applicable law. In that case, subsequent to Southern's waiver and purchase of the Shares, the Company anticipates that, as promptly as practicable thereafter, it would either adjourn the Special Meeting or call another special meeting of its shareholders and solicit proxies therefrom for an amendment substantially similar to the Proposed Amendment. At that meeting, Southern would vote any Shares acquired by it pursuant to the Offer or otherwise (together with its shares of common stock) in favor of such amendment, thereby maximizing the prospects for the adoption of the amendment. Any such purchase of Shares by Southern will reduce the number of Shares of each of the Series of Preferred that might otherwise trade publicly or become available for purchase and/or sale and likely will reduce the number of owners of Shares of each of the Series of Preferred, which could adversely affect the liquidity and sale value of the Shares not purchased in the Offer.

     Liquidity of Trading Market. To the extent that Shares of any Series of Preferred are tendered and accepted for payment in the Offer, the trading market for Shares of such Series of Preferred that remain outstanding may be significantly more limited, which might adversely affect the liquidity, market value and price volatility of such Shares. Equity securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would comparable equity securities with a greater float. Therefore, the market price for Shares that are not tendered in the Offer may be affected adversely to the extent that the amount of Shares purchased pursuant to the Offer reduces the float. The reduced float may also make the trading price of the Shares that are not tendered and accepted for payment more volatile. Preferred Shareholders of the remaining Shares may attempt to obtain quotations for the Shares from their brokers; however, there can be no assurance that any trading market will exist for such Shares following consummation of the Offer. To the extent a market continues to exist for the Shares after the Offer, the Shares may trade at a discount compared to present trading depending on the market for Shares with similar features, the performance of the Company, and other factors. There is no assurance that an active market in the Shares will exist following consummation of the Offer and no assurance as to the prices at which the Shares may then trade.

     The purchase of Shares of the Series of Preferred Stock pursuant to the Offer will reduce the number of holders of Shares of the Series of Preferred Stock and the number of such Shares that might otherwise trade publicly, and, depending upon the number of Shares so purchased, such reduction could adversely affect the liquidity and market value of the remaining Shares of the Series of Preferred Stock held by the public. The extent of the public market for the Shares of the Series of Preferred Stock and the availability of price quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the Shares of the Series of Preferred Stock on the part of securities firms and other factors. As of October 28, 1997, there were 112 registered holders of the 4.40% Series, 444 registered holders of the 4.60% Series and 21 registered holders of the 4.72% Series.

     Other Potential Effects of the Proposed Amendment on Preferred Shareholders who do not Tender. If the Proposed Amendment becomes effective, Shares that are not tendered and purchased pursuant to the Offer will no longer be subject to the Restriction Provisions, which will have been deleted by the Proposed Amendment. As discussed above, the Restriction Provisions place restrictions on the Company's ability to issue securities representing unsecured indebtedness, to sell assets, merge or consolidate and to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels. Although the Company's debt instruments may contain certain restrictions on the Company's ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded the Company by the deletion of the Debt Limitation Provision may permit the Company to take certain actions that may increase the credit risks with respect to the Company, adversely affecting the market price and credit rating of the remaining Shares, or otherwise be materially adverse to the interests of the remaining Preferred Shareholders. In addition, to the extent that the Company elects to fund its purchase of the Shares by issuing additional unsecured debt, the remaining Preferred Shareholders' relative position in the Company's capital structure could be perceived to decline, which in turn could adversely affect the market price and credit rating of the remaining Shares. See, however, "Proposed Amendment and Proxy Solicitation -- Reasons for the Proposed Amendment."

     The Proposed Amendment, if it becomes effective, would delete the Merger Provision and, therefore, may permit the Company to engage in certain transactions not subject to approval by the Commission under the Holding Company Act that would otherwise have required the consent of preferred stockholders. In addition, elimination of the Common Stock Dividend Provision may permit the Company to pay common stock dividends in amounts that would otherwise have been prohibited. Any such transaction or payment may have a material adverse effect on the holders of the Company's preferred stock. As described under "Proposed Amendment and Proxy Solicitation -- Reasons for the Proposed Amendment," however, adoption of the Proposed Amendment will not affect voting rights of stockholders or restrictions on the Company's ability to pay common stock dividends under applicable state law.

     Following the consummation of the Offer, the business and operations of the Company are currently expected to be continued substantially as they are currently being conducted. Except as disclosed in this Offer to Purchase and Proxy Statement, Southern and the Company currently have no plans or proposals that relate to or would result in: (a) the acquisition by any person or entity of additional securities of the Company or the disposition of securities of the Company, other than in the ordinary course of business; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Charter or by-laws or any actions that may impede the acquisition of control of the Company by any person;
(h) a class of equity securities of the Company being delisted from a national securities exchange or no longer authorized to be quoted on the OTC; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

     However, in order to adapt to the increasingly competitive environment in which they operate, Southern and its operating affiliates, including the Company, will evaluate and consider a wide array of potential business strategies. These may include business combinations or acquisitions involving other utility or non-utility businesses or properties, internal restructurings or reorganizations involving Southern, its operating affiliates or some combination thereof or dispositions of currently owned properties or currently operated business units. Furthermore, Southern and its operating affiliates, including the Company, may engage in other new business ventures which arise from competitive and regulatory changes in the utility industry. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of Southern and its operating affiliates, including the Company.

     NEITHER SOUTHERN, THE COMPANY, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Troutman Sanders LLP, counsel to Southern, the following summary describes the principal United States Federal income tax consequences of
(i) sales of Shares pursuant to the Offer, (ii) the receipt of the Interim Dividend and (iii) the receipt of Special Cash Payments in connection with the approval and adoption of the Proposed Amendment. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Offer to Purchase and Proxy Statement may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to Preferred Shareholders who hold Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a Preferred Shareholder in light of such Preferred Shareholder's particular circumstances or to Preferred Shareholders subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, certain former residents or former citizens of the United States, foreign persons or entities selling Shares pursuant to the Offer who own or have owned, actually or constructively, more than five percent of such Shares, Preferred Shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or Preferred Shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). PREFERRED SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     As used herein, the term "United States Holder" means a beneficial owner of a Share that is (i) for United States Federal income tax purposes a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the income of which is subject to United States Federal income taxation regardless of its source; or (iv) any trust that is not a foreign trust under Section 7701(a)(31) of the Code. As used herein, the term "Non-United States Holder" means a beneficial owner of a Share that is not a United States Holder.

  Tax Considerations Generally

     A sale of Shares or the receipt of a Special Cash Payment by a Preferred Shareholder pursuant to the Offer will be a taxable transaction for United States Federal income tax purposes. However, Preferred Shareholders, whether or not they receive Special Cash Payments, will not recognize any taxable income or loss with respect to the Shares as a result of the modification of the Charter by the Proposed Amendment.

  Tax Considerations for Tendering Preferred Shareholders

     United States Holders. A United States Holder who tenders Shares pursuant to the Offer generally will recognize taxable gain or loss equal to the difference between the tax basis of such Holder's Shares and, subject to the discussion below, the amount of cash received in exchange therefor. A United States Holder's gain or loss will be long-term capital gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares. The excess of net long-term capital gains over net short-term capital losses is taxed at preferential rates for certain non-corporate taxpayers. If such a non-corporate taxpayer's holding period for the Shares is more than eighteen months, then any gain recognized will be taxed at further reduced rates. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     Southern will treat a portion of the cash received by a tendering Preferred Shareholder pursuant to the Offer as consideration paid in exchange for the vote of such Preferred Shareholder in favor of the Proposed Amendment, rather than as consideration paid in exchange for its tendered Shares (the "Special Cash Payment Equivalent Amount"). The Special Cash Payment Equivalent Amount will be equal to the Special Cash Payment a tendering Preferred Shareholder would have been eligible to receive if such Preferred Shareholder had voted in favor of the Proposed Amendment but had not tendered its Shares. While the appropriate characterization of the Special Cash Payment Equivalent Amount for United States Federal income tax purposes is not entirely clear, for Federal income tax withholding and information reporting purposes Southern will treat the Special Cash Payment Equivalent Amount as ordinary, non-dividend income to tendering Preferred Shareholders.

     To the extent the Interim Dividend paid to tendering Preferred Shareholders is paid out of the Company's current earnings and profits, or accumulated earnings and profits, it generally will constitute a dividend taxable as ordinary income for Federal income tax purposes as provided in Sections 301 and 316 of the Code. If the Interim Dividend exceeds the Company's current and accumulated earnings and profits, it will first be treated as a return of capital, reducing the United States Holder's adjusted tax basis. Any amount in excess of a United States Holder's adjusted tax basis will be treated as being received in exchange for the underlying stock and taxed in the same manner as the purchase price paid by Southern.

     Non-United States Holders. Any gain realized upon the sale of Shares by a Non-United States Holder pursuant to the Offer generally will not be subject to United States Federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met.

     A Non-United States Holder described in clause (i) above will be taxed on the net gain derived from the sale at regular graduated United States Federal income tax rates. A Non-United States Holder that is a foreign corporation described in clause (i) above may also be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Unless an applicable tax treaty provides otherwise, an individual Non-United States Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States).

     Southern will treat a portion of the cash paid to a tendering Non-United States Holder pursuant to the Offer as a Special Cash Payment Equivalent Amount, in the same manner as described above under "United States Holders." Subject to certain exceptions to the withholding requirements summarized below with respect to the Special Cash Payments under "Special Cash Payments -- Non-United States Holders," Southern will treat the Special Cash Payment Equivalent Amount as subject to withholding of United States Federal income tax at a rate of 30%.

     Subject to the discussion under "Tax Considerations for Tendering Preferred Shareholder -- United States Holders," above, the Interim Dividend generally will constitute a dividend taxable as ordinary income and generally will be subject to United States withholding tax (or, in the case of dividends effectively connected with the conduct of a United States trade or business, regular United States tax and, if applicable, branch profits tax) in the same manner as other dividends paid by the Company.

  Special Cash Payments

     United States Holders. The Federal income tax consequences of the receipt by non-tendering Preferred Shareholders of Special Cash Payments is not entirely clear. The Company will, for Federal income tax withholding and information reporting purposes, treat Special Cash Payments as ordinary, non-dividend income to recipient United States Holders.

     Non-United States Holders. The Company will treat Special Cash Payments paid to non-tendering Non-United States Holders as subject to withholding of United States Federal income tax at a rate of 30%. However, a Special Cash Payment that is effectively connected with the conduct of a trade or business by a Non-United States Holder within the United States will not be subject to such withholding tax (provided such Non-United States Holder provides two originals of Internal Revenue Service ("IRS") Form 4224 stating that such Special Cash Payments are so effectively connected), but instead will be subject to United States Federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Payments received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

     A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  Backup Withholding

     ANY PREFERRED SHAREHOLDER WHO TENDERS, OR WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT (BUT DOES NOT TENDER), AND WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF (I) IN THE CASE OF A TENDERING PREFERRED SHAREHOLDER, THE GROSS PROCEEDS PAYABLE TO SUCH PREFERRED SHAREHOLDER IN EXCHANGE FOR THE SHARES (INCLUDING THE SPECIAL CASH PAYMENT EQUIVALENT AMOUNT) AND THE INTERIM DIVIDEND OR (II) IN THE CASE OF A NON-TENDERING PREFERRED SHAREHOLDER WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT, THE SPECIAL CASH PAYMENT. To prevent United States Federal income tax backup withholding with respect to the purchase price of Shares purchased pursuant to the Offer (including the Special Cash Payment Equivalent Amount) or the Special Cash Payment, as applicable, a United States Holder must provide the Depositary with the Preferred Shareholder's correct taxpayer identification number and certify that the Preferred Shareholder is not subject to backup withholding of Federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal and Proxy. Certain Preferred Shareholders (including, among others, all corporations and certain foreign shareholders) are exempt from backup withholding. For a corporate United States Holder to qualify for such exemption, such Preferred Shareholder must provide the Depositary with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a foreign Preferred Shareholder to qualify as an exempt recipient, the foreign holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Preferred Shareholder's exempt status. A copy of Form W-8 may be obtained from the Depositary.

     Unless a Preferred Shareholder provides the appropriate certification, under the applicable law and regulations concerning "backup withholding" of United States Federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross amount otherwise payable to such Preferred Shareholder or other payee. The amount of any backup withholding from a payment to a Preferred Shareholder will be allowed as a credit against such Preferred Shareholder's United States Federal income tax liability and may entitle such Preferred Shareholder to a refund, provided that the required information is furnished to the IRS. However, backup withholding is not required for amounts subject to withholding discussed above under "Tax Considerations for Tendering Preferred Shareholders -- Non-United States Holders" and "Special Cash
Payments -- Non-United States Holders."

                           SOURCE AND AMOUNT OF FUNDS

     Assuming that Southern purchases all outstanding Shares pursuant to the Offer, the total amount required by Southern to purchase such Shares will be approximately $10 million, including fees and other expenses. Southern intends to fund the Offer through the use of its general funds (which, in the ordinary course, include funds from the Company) and funds borrowed pursuant to Southern's commercial paper program.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

     Based upon Southern's and the Company's records and upon information provided to each of Southern and the Company by its directors and executive officers, neither Southern, the Company nor, to the knowledge of either, any of their subsidiaries, affiliates, directors or executive officers, or associates of the foregoing, has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither the Company nor, to the knowledge of either, any of its directors or executive officers or an associate of the foregoing is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person or entity with respect to any securities of the Company.

                       FEES AND EXPENSES PAID TO DEALERS

     Dealer Manager Fees. Merrill Lynch will act as Dealer Manager for Southern in connection with the Offer. Southern has agreed to pay the Dealer Manager a fee of an amount equal to 0.50% of the par value per Share for any Shares tendered, accepted for payment and paid for pursuant to the Offer and a fee of an amount equal to 0.50% of the par value per Share for any Shares that are not tendered pursuant to the Offer but which are voted in favor of the Proposed Amendment. The Dealer Manager will also be reimbursed by Southern for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to Southern, the Company and certain of its affiliates. The Dealer Manager has received, and will continue to receive, customary compensation from Southern, the Company and its affiliates for such services. Southern has retained The Bank of New York as Depositary and Corporate Investor Communications, Inc. as Information Agent in connection with the Offer. The Depositary and Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for reasonable out-of-pocket expenses, including attorney fees. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Offer.

     Solicited Tender Fees; Separate Fees. Southern will pay a solicitation fee of an amount equal to 1.50% of the par value per Share for Shares that are tendered, accepted for payment and paid for pursuant to the Offer (except that for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, Southern will pay a solicitation fee of an amount equal to 1.00% of the par value per Share). If the Proposed Amendment is approved and adopted, the Company agrees to pay a separate fee of an amount equal to 0.50% of the par value per Share for Shares that are not tendered pursuant to the Offer but which are voted in favor of the Proposed Amendment (except that with respect to transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, the Company will pay a separate fee of an amount equal to 0.25% of the par value of such Shares). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership is less than 2,500 Shares, any fees payable hereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated (as herein described), in which case such fee shall be payable in full to such designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, any fees payable hereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated, in which case 80% of such fee shall be paid to the Dealer Manager and 20% of such fee shall be paid to the designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager). A designated Soliciting Dealer is an entity obtaining the tender or proxy, if the Letter of Transmittal and Proxy shall include its name and it is
(a) any broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the NASD, (b) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (c) any bank or trust company.

     No such solicitation fee or separate fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by a holder unless the Letter of Transmittal and Proxy accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer in respect of Shares registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal and Proxy or on the Notice of Solicited Tenders and Proxies (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated such Soliciting Dealer. Beneficial owners should review Instruction 10 and complete the "Solicited

Tenders and Proxies" box in the accompanying Letter of Transmittal and Proxy to designate a Soliciting Dealer. If tendered Shares are being delivered by book-entry transfer, the Soliciting Dealer must return a Notice of Solicited Tenders and Proxies to the Depositary within three business days after expiration of the Offer to receive a solicitation fee. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Southern, the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.

     Soliciting Dealers will include any of the organizations described in clauses (a), (b) and (c) above even when the activities of such organizations in connection with the Offer consist solely of forwarding to clients materials relating to the Offer, including the Letter of Transmittal and Proxy, and tendering Shares as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described above, and for all purposes noted in all materials relating to the Offer, the term "solicit" shall be deemed to mean no more than "processing shares tendered," "processing shares voted" or "forwarding to customers materials regarding the Offer."

     Stock Transfer Taxes. Southern will pay all stock transfer taxes, if any, payable on account of the acquisition of Shares by Southern pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the accompanying Letter of Transmittal and Proxy.

             CERTAIN INFORMATION REGARDING SOUTHERN AND THE COMPANY

     The Company is an operating utility primarily engaged in the generation, transmission and distribution of electric power to approximately 190,000 customers in southeastern Mississippi, and in supplying electric power at wholesale to other electric utility companies and municipalities. All of the common stock of the Company is owned by Southern, a registered holding company under the Holding Company Act. Southern also owns all of the outstanding common stock of Alabama Power Company ("ALABAMA"), Georgia Power Company ("GEORGIA"), Gulf Power Company ("GULF") and Savannah Electric and Power Company ("SAVANNAH") (ALABAMA, GEORGIA, GULF, the Company and SAVANNAH being collectively referred to herein as the "operating affiliates"), each of which is an operating public utility company, and of Southern Company Services, Inc. (the system service company). ALABAMA and GEORGIA each owns 50% of the outstanding common stock of Southern Electric Generating Company ("SEGCO"). The operating affiliates supply electric services in the states of Alabama, Florida, Georgia and Mississippi, respectively, and SEGCO owns generating units at a large electric generating station which supplies power to ALABAMA and GEORGIA. Southern also owns all the outstanding common stock of Southern Energy, Inc. ("Southern Energy"), The Southern Development and Investment Group, Inc. ("Southern Development"), Southern Nuclear Energy Operating Company, Inc. ("Southern Nuclear") and Southern Communications Services, Inc. ("Southern Communications"). Southern Energy designs, builds, owns and operates power production and delivery facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Development explores, develops and markets energy management services and other business lines relating to Southern's core business of generating and distributing energy. Southern Nuclear provides services to the Southern electric system's nuclear plants. Southern Communications provides digital wireless communications services to the operating affiliates and regional non-affiliates.

     Southern and the Company are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Southern and the Company. Reports, proxy materials and other information about Southern and the Company are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In connection with the Offer Southern has filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission that includes certain additional information relating to the Offer. Southern's Schedule 13E-4 will not be available at the Commission's regional offices.

                        SUMMARY OF FINANCIAL INFORMATION

     Set forth below is certain historical financial information of the Company. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997.

                        CONDENSED INCOME STATEMENT DATA

                                                        YEAR ENDED          SIX MONTHS ENDED
                                                       DECEMBER 31,             JUNE 30,
                                                    -------------------   --------------------
                                                      1996       1995       1997        1996
                                                    --------   --------   --------    --------
                                                      (THOUSANDS OF DOLLARS, EXCEPT RATIOS)
                                                                              (UNAUDITED)
Operating Revenues................................  $544,029   $516,553   $245,818    $263,703
Operating Income..................................    77,071     78,610     36,472      35,765
Net Income........................................    57,662     57,430     25,712      25,544
Dividends on Preferred Stock......................     4,899      4,899      2,449       2,449
Net Income after Dividends on Preferred Stock.....    52,723     52,531     23,263      23,095
Ratio of Earnings to Fixed Charges................      4.86       4.61       4.97(1)     4.69(1)

---------------

(1) Ratio for the twelve months ended June 30.

                          CONDENSED BALANCE SHEET DATA

                                                      AT DECEMBER 31,             AT JUNE 30,
                                                  -----------------------   -----------------------
                                                     1996         1995         1997         1996
                                                  ----------   ----------   ----------   ----------
                                                               (THOUSANDS OF DOLLARS)
                                                                                  (UNAUDITED)
ASSETS:
Net Utility Plant In Service....................  $  957,099   $  935,019   $  949,154   $  930,883
Construction Work in Progress...................      35,100       41,210       44,304       51,473
Cash and Cash Equivalents.......................       7,058       12,641       12,794        1,591
Other Current Assets............................      96,650      103,809      100,219      106,856
Other Assets....................................      46,420       56,274       48,142       60,749
                                                  ----------   ----------   ----------   ----------
                                                  $1,142,327   $1,148,953   $1,154,613   $1,151,552
                                                  ==========   ==========   ==========   ==========
LIABILITIES:
Common Equity...................................  $  383,734   $  374,884   $  383,597   $  376,706
Cumulative Preferred Stock (less amounts due
  within one year)..............................      74,414       74,414       39,414       74,414
Company Obligated Mandatorily Redeemable
  Preferred Securities of Subsidiary Trust
  Holding Company Junior Subordinated Notes.....          --           --       35,000           --
Long-Term Debt (less amounts due within one
  year).........................................     326,379      288,820      291,532      276,235
Current Liabilities.............................     105,579      160,787      152,504      176,831
Other Liabilities...............................     252,221      250,048      252,566      247,366
                                                  ----------   ----------   ----------   ----------
                                                  $1,142,327   $1,148,953   $1,154,613   $1,151,552
                                                  ==========   ==========   ==========   ==========

     The financial statements of Southern and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and its Current Reports on Form 8-K dated February 12, 1997, June 5, 1997 and July 2, 1997, each as filed with the Commission, are hereby incorporated by reference. The financial statements of the Company and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and its Current Reports on Form 8-K dated February 12, 1997 and February 20, 1997, each as filed with the Commission, are hereby incorporated by reference. All documents subsequently filed by Southern and the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and Proxy Statement and prior to the Expiration Date (or any extension thereof) shall be deemed to be incorporated by reference in this Offer to Purchase and Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase and Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Proxy Statement.

     Southern and the Company each will provide without charge to each person to whom a copy of this Offer to Purchase and Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of its documents described above which have been incorporated by reference in this Offer to Purchase and Proxy Statement, other than exhibits to such documents. Such requests should be directed, in the case of Southern, to Tommy Chisholm, Secretary, The Southern Company, 270 Peachtree Street, N.W., Atlanta, Georgia 30303, telephone: (770) 393-0650 and, in the case of the Company, to Secretary, Mississippi Power Company, 2992 West Beach, Gulfport, Mississippi 39501, telephone: (601) 864-1211. The information relating to Southern and the Company contained in this Offer to Purchase and Proxy Statement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                 MISCELLANEOUS

     The Offer is not being made to, nor will Southern accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. Southern is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If Southern becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, Southern will make a good faith effort to comply with such law. If, after such good faith effort, Southern cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on Southern's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          THE SOUTHERN COMPANY
                                          MISSISSIPPI POWER COMPANY

                                                                      APPENDIX A

       PROVISIONS OF THE CHARTER TO BE DELETED BY THE PROPOSED AMENDMENT

     Unless otherwise defined, capitalized terms used herein are used as defined in the Charter.

THE DEBT LIMITATION PROVISION

     Subparagraph (F)(b) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter states:

          "So long as any shares of the preferred stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the shares of preferred stock at the time outstanding,

             (b)(i) issue or assume any unsecured notes, debentures or other securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued or assumed by the corporation resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the preferred stock or of any kind of stock over which the preferred stock does not have preference as to the payment of dividends and as to assets) if immediately after such issue or assumption (1) the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the corporation will thereby exceed 20% of the aggregate of all existing secured debt of the corporation and the capital stock, premiums thereon and surplus of the corporation as stated on its books; or (2) the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the corporation of maturities of less than ten years would exceed 10% of such aggregate;

             (ii) for the purpose of sub-paragraph (i) above, the payment due upon the maturity of unsecured debt having an original single maturity in excess of 10 years or the payment due upon the final maturity of any unsecured serial debt which had original maturities in excess of ten years shall not be regarded as unsecured debt of a maturity of less than 10 years until such payment shall be required to be made within 3 years."

THE MERGER PROVISION

     Subparagraph (F)(a) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter states:

          "So long as any shares of the preferred stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the shares of preferred stock at the time outstanding,

          (a) sell, lease or exchange all or substantially all of its property or merge or consolidate with or into any other corporation or corporations, unless such sale, lease, exchange, merger or consolidation, or the issuance and assumption of all securities to be issued or assumed in connection therewith, shall have been ordered, approved or permitted by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935; provided, however, that nothing in this paragraph contained shall authorize any such sale, lease, exchange, merger or consolidation by the vote of the holders of a less number of shares of the preferred stock, or of any other class of stock, or of all classes of stock, than is required for any such sale, lease, exchange, merger or consolidation by the laws of the State of Mississippi at the time applicable thereto."

THE COMMON STOCK DIVIDEND PROVISION

     The relevant provision of Subparagraph (B) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter states:

          "So long as any shares of the preferred stock are outstanding, the payment of dividends on the common stock (other than dividends payable in common stock) and the making of any distribution of assets to holders of common stock by purchase of shares or otherwise (each of such actions being herein embraced within the term "payment of common stock dividends") shall be subject to the following limitations:

             (a) If and so long as the ratio of the aggregate of the par value of, or stated capital represented by, the outstanding shares of common stock (including premiums on the common stock but excluding premiums on the preferred stock) and of the surplus of the corporation to the total capitalization and surplus of the corporation at the end of a period of twelve consecutive calendar months within the fourteen calendar months immediately preceding the calendar month in which the proposed payment of common stock dividends is to be made (which period is hereinafter referred to as the "base period"), adjusted to reflect the proposed payment of common stock dividends (which ratio is hereinafter referred to as the "capitalization ratio"), is less than 20%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 50% of the net income of the corporation available for the payment of dividends on the common stock during the base period;

             (b) If and so long as the capitalization ratio is 20% or more but less than 25%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 75% of the net income of the corporation available for the payment of dividends on the common stock during the base period;

             (c) Except to the extent permitted under paragraphs (a) and (b) above, the corporation shall not make any payment of common stock dividends which would reduce the capitalization ratio to less than 25%.

     For the purpose of the foregoing provisions, the following terms shall have the following meanings:

          (1) The term "net income of the corporation available for the payment of dividends on the common stock" shall mean for any period the balance remaining after deducting from the total gross revenues of the corporation from all sources during such period the following:

             (a) all operating expenses and taxes, including charges to income for general taxes and for federal and state taxes measured by income, for retirement or depreciation reserve and for amortization or other disposition of amounts, if any, classified as amounts in excess of original cost of utility plant; (b) the greater of (i) the amount, if any, by which the aggregate of the charges to income during the period in question for repairs, maintenance and provision for depreciation is less than the maintenance and replacement requirement embodied in the Indenture or any indenture supplemental thereto, succeeding the same or in substitution therefor, and (ii) the amount, if any, by which the charges to income during the period in question as provision for depreciation is less than the replacement requirement embodied in
        Section 4 of the Supplemental Indenture dated as of June 1, 1964 supplemental to the Indenture, or any requirement succeeding the same or in substitution therefor; (c) all interest charges and other income deductions, including charges to income for amortization of debt discount, premium and expense and preferred stock premium and expense; and (d) all dividends applicable to the period in question on stock having preference over the common stock as to the payment of dividends.

          (2) The term "total capitalization" shall mean the aggregate of the principal amount of all outstanding indebtedness of the corporation maturing more than twelve months after the date of issue thereof, plus the par value of, or stated capital represented by, the outstanding shares of all classes of stock of the corporation, including any premiums on capital stock.

          (3) The term "surplus" shall include capital surplus, earned surplus and any other surplus of the corporation, adjusted to eliminate (i) any amounts which may then be classified by the corporation on its books as amounts in excess of the original cost of utility plant and which are not provided by reserve, (ii) any items set forth on the asset side of the balance sheet of the corporation as a result of accounting convention, such as unamortized debt discount and expense and preferred stock expense, unless any such amount or item, as the case may be, is being amortized or is being provided for by reserve, and (iii) the excess, if any, of the aggregate amount payable in event of involuntary liquidation of the corporation upon all series of preferred stock over the sum of (a) the aggregate of the par value of, or stated capital represented by, such shares and (b) any premiums thereon."

                                                                      APPENDIX B

             ARTICLE 13 OF THE MISSISSIPPI BUSINESS CORPORATION ACT

                               DISSENTERS' RIGHTS

                                  SUBARTICLE A

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 79-4-13.01.  DEFINITIONS.

     In this article:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

          (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 79-4-13.02.  RIGHT TO DISSENT.

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (i) Alters or abolishes a preferential right of the shares;

             (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either
(i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

     (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SEC. 79-4-13.03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                                  SUBARTICLE B

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SEC. 79-4-13.20.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

SEC. 79-4-13.21.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

SEC. 79-4-13.22.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
     (60) days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this article.

SEC. 79-4-13.23.  DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

SEC. 79-4-13.24.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SEC. 79-4-13.25.  PAYMENT.

     (a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenters' right to demand payment under
     Section 79-4-13.28; and

          (5) A copy of this article.

SEC. 79-4-13.26.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

SEC. 79-4-13.27.  AFTER-ACQUIRED SHARES.

     (a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

SEC. 79-4-13.28.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if;

          (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

                                  SUBARTICLE C

                          JUDICIAL APPRAISAL OF SHARES

SEC. 79-4-13.30.  COURT ACTION.

     (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

SEC. 79-4-13.31.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     Facsimile copies of the Letter of Transmittal and Proxy will not be accepted. The Letter of Transmittal and Proxy and, if applicable, certificates for Shares should be sent or delivered by each tendering or voting Preferred Shareholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.
                                THE DEPOSITARY:

                              THE BANK OF NEW YORK

                     By Mail:                                   By Hand or Overnight Courier:
           Tender & Exchange Department                         Tender & Exchange Department
                  P.O. Box 11248                                     101 Barclay Street
               Church Street Station                             Receive and Deliver Window
           New York, New York 10286-1248                          New York, New York 10286

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy or other tender offer or proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             THE INFORMATION AGENT:
                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                           (888) 881-0526 (toll free)
                                       or
                             Banks and Brokers call
                                 (888) 349-2003

                              THE DEALER MANAGER:
                              MERRILL LYNCH & CO.
                             World Financial Center
                                250 Vesey Street
                            New York, New York 10281
                           1-888-ML4-TNDR (toll free)
                                (1-800-654-8637)

                                   ATTENTION
                    SHAREHOLDERS WHO HAVE LOST CERTIFICATES:
                     Call SCS Stockholder Services collect
                         at 404-506-0967 for assistance